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Exhibit 10.11(a)

                   SEPARATION AND NON-COMPETITION AGREEMENT


     THIS SEPARATION AND NON-COMPETITION AGREEMENT is made as of this 25th day of February, 2000, by and between ENVIRONMENTAL ELEMENTS CORPORATION, a Delaware corporation with principal offices at 3700 Koppers Street, Baltimore, Maryland 21227 (hereinafter referred to as "Company") and E. H. VERDERY (hereinafter referred to as "Mr. Verdery").

                                  Background

1. Mr. Verdery has resigned his employment with the Company effective February 25, 2000, and has further resigned from the office of Chairman of the Board of Directors, President and Director of the Company effective February 25, 2000 and from all other offices of the Company and of its subsidiaries effective February 25, 2000.

2. The Company and Mr. Verdery are desirous of reaching an agreement concerning the terms of the separation of Mr. Verdery from the Company.

     NOW, THEREFORE, in consideration of the premises and mutual covenants, understandings, and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, and in lieu of any other severance arrangements, or company policy or precedent, it is hereby agreed by and between the parties as follows:

1. Mr. Verdery's last day as an employee of EEC will be February 25, 2000.

2. Beginning February 26, 2000 Mr. Verdery will receive a severance package consisting of one of the following two alternatives, Option A or Option B. Mr. Verdery will notify the Company not later than April 25, 2000 if he elects to receive the lump sum package described as Option B. Mr. Verdery's failure to provide notice, which is received by the Company on or before April 25, 2000 that he wishes his severance package to be Option B, shall constitute notice to the Company of Mr. Verdery's election of Option A.
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     The severance package options are as follows:

     Option A - Beginning February 26, 2000 Mr. Verdery will receive severance
     --------
     pay based on his annual salary of $275,000.00, payable in bi-weekly installments through March 31, 2001, a total of $301,369.70. During this period, he will continue to have available his medical, drug, dental, vision, group life insurance, accidental death and dismemberment, and long term disability benefits, all at levels and with elections in effect on February 25, 2000. For a period beginning on the date hereof and ending on the earlier of (i) the date upon which Mr. Verdery accepts full time employment, or (ii) March 31, 2001, the Company will continue to lease the vehicle currently leased for the benefit of Mr. Verdery, and will continue to include that vehicle in its vehicle insurance program. Mr. Verdery will pay all fuel and maintenance costs of the vehicle during this period, and will return the vehicle to the Company at the end of this period in as good condition as at the date hereof, normal wear and tear expected.

     Option B - Beginning - Beginning February 26, 2000, Mr. Verdery will
     --------
     receive severance in a lump sum equal to his annual salary of $275,000 for the period beginning February 26, 2000 and ending March 31, 2001, or a total of $301,369.72. From the date hereof until the payment of this lump sum, if elected, the Company will pay Mr. Verdery bi-weekly and will continue his benefits as if he had selected Option A. In computing the lump sum due, if elected, the Company shall reduce the total amount due, $301,369.72, by the amount paid out in bi-weekly installments from the date hereof until the date the remaining lump sum payment is made. From the date the lump sum payment is made forward, Mr. Verdery shall not be entitled to the benefits described in Option A, pension credits under Section 4 herein, and he shall return promptly the leased vehicle whose use he is permitted under Option A in as good condition as the date hereof, normal wear and tear expected. The lump sum payment, if any, shall be due fifteen days following the Company's receipt of Mr. Verdery's notice of his election of Option B, pursuant to the terms above and returns the leased vehicle to the Company. Mr. Verdery's opportunity to elect this Option B expires at close of business on April 25, 2000.

3. In accordance with the EEC Stock Option Plan, Mr. Verdery's right to exercise his options shall terminate at the expiration of three months after your termination date of February 25,

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     2000 (see 1998 Stock Option Plan, Paragraph 7(b)(5) and Employee Stock
     Option Plan dated 1989 Paragraph 7(b)(5). (Note: 25,000 stock options that were issued on May 9, 1995 and will expire on May 8, 2000).

4. Mr. Verdery will be credited for pension plan purposes with full time employment for your entire severance pay period. You are entitled to a future pension benefit from the EEC Retirement Plan at age 65.

5. On April 1, 2000, Mr. Verdery will be paid for all your unused vacation for calendar year 2000.

6. (i) For a term expiring on March 31, 2001, Mr. Verdery will not engage in, acquire any interest in, become employed by, or provide consulting services to, or otherwise participate in, either directly or indirectly, other than through the ownership of publicly traded stock, any other business in competition with the business of Company. The Company's "business" shall be limited to the businesses that the Company is in at the time of the signing of this Agreement. It is understood, however, that the limitations of this paragraph do not preclude Mr. Verdery from performing consulting services for electric utility companies which are customers of the Company, or from accepting employment by corporations (for example ABB) which have, among their various businesses or business units, businesses or business units which are in competition with the Company, so long as Mr. Verdery is not directly responsible for such businesses or business units during the period ending March 31, 2001. In any event, however, the restrictions contained in paragraph (ii) below will remain in full force and effect.
     (ii) Mr. Verdery will not disclose to any person or other entity any trade secrets, customer or supplier names, computer programs, cost and pricing data, product development efforts, now-how and show-how, proposal and contract management strategy, and other confidential technical or financial information concerning the business or affairs of the Company, which he has acquired in the course of or as an incident to his employment by the Company. It is specifically agreed that the provisions of this paragraph 6(ii) will survive the end of the payout period.

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7. This Agreement constitutes the entire understanding of Company and Mr.
   Verdery with respect to the separation of Mr. Verdery from the Company.

     IN WITNESS WHEREOF, the parties have caused this Separation and Non-Competition Agreement to be executed on the date indicated below, and have hereunto set their hand and seals.


ATTEST:

/s/ Karen L. Brown                 By: /s/ Samuel T. Woodside
-------------------------------       ------------------------------------
                                       Samuel T. Woodside
                                       Chairman Compensation Committee

WITNESS:

/s/ Sandra K. Verdery                  /s/ E.H. Verdery
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                                       E.H. Verdery

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